Exhibit 99.1

	COMPANY	Timothy C. Delmore
May 13, 2004	CONTACT:	Chief Financial Officer
218/681-9868

	CONTACT:	Shawn Brumbaugh/
Brooks West
Padilla Speer Beardsley Inc.
612/455-1700

ARCTIC CAT REPORTS RECORD REVENUES FOR FISCAL 2004

•                  Fourth-quarter sales rose 26% on strong gains across all product lines

•                  Full-year sales grew 13% to $649.6 million

•                  2004 diluted EPS up 8%, excluding non-recurring items

•                  Arctic Cat to begin manufacturing its own 650 cc ATV engines in fiscal 2005

THIEF RIVER FALLS, Minn., May 13 – Arctic Cat Inc. (Nasdaq: ACAT) today reported  that fourth-quarter net sales for the period ended March 31, 2004, increased 26 percent to $140.2 million versus $111.4 million in the same period last year. The company’s net loss improved to $1.0 million, or 5 cents per diluted share, compared to a net loss of $1.7 million, or 8 cents per diluted share, in the prior-year fourth quarter. Due to the seasonal nature of Arctic Cat’s snowmobile and ATV businesses, the company sells the majority of its products during its second and third fiscal quarters, and typically reports a small loss in the fourth quarter.

Arctic Cat posted record full-year net sales of $649.6 million, up 13 percent versus $577.1 million last fiscal year. Net earnings totaled $30.4 million, or $1.40 per diluted share, compared to net earnings of $32.7 million, or $1.45 per diluted share, for fiscal 2003.  Fiscal 2003 results included a non-recurring net reduction of restructuring accruals related to Arctic Cat’s exit from the personal watercraft (PWC) business in September 1999. Excluding fiscal 2003 non-recurring items, the company’s fiscal 2004 net sales of $649.6 million grew 13 percent over fiscal 2003 net sales of $573.1 million, 2004 net earnings of $30.4 million rose 4 percent compared to 2003 net earnings of $29.3 million, and 2004 full-year diluted earnings per share of $1.40 increased 8 percent versus $1.30 per diluted share in the prior year.

“We are pleased to report our fourth consecutive year of record sales,” said Christopher A. Twomey, chairman and chief executive officer of Arctic Cat Inc. “Our growth continued to be driven primarily by increased market penetration of our award-winning ATVs. In fact, fiscal 2004 marks the first year in Arctic Cat’s history that ATV revenues were greater than snowmobile revenues.”

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During the 2004 fourth quarter, Arctic Cat repurchased 150,000 shares of its common stock. The company has approximately 400,000 additional shares remaining under its current repurchase authorization.

The company increased its quarterly cash dividend in fiscal 2004 by 17 percent to 7 cents per share of common and class B common stock. At the end of the 2004 fourth quarter, Arctic Cat reported $106.4 million in cash and no long-term debt.

Business Line Results

Sales of all-terrain vehicles (ATVs) grew 26 percent in the 2004 fourth quarter to $104.2 million versus $82.7 million in the same period last year. For fiscal 2004, ATV sales rose 25 percent to $294.4 million. Arctic Cat continued to gain ATV market share in fiscal 2004, with its ATV sales growth rate again outpacing the industry growth rate.

“In fiscal 2004, we doubled our ATV offerings to cover virtually all market segments, giving riders 28 exciting Arctic Cat ATV models from which to choose,” said Twomey. “In addition, we are pleased that our most powerful ATV yet, the 650 4X4 Automatic, was named ‘2004 ATV of the Year’ by several leading industry publications.”

Snowmobile sales in the 2004 fourth quarter increased to $5.1 million compared to $1.5 million in the prior-year quarter, due to increased unit sales and a richer mix of products sold. Arctic Cat’s full-year snowmobile sales grew 5 percent to $258.4 million versus $245.2 million in the prior year. The sales growth resulted from a slightly richer product mix and stronger Canadian currency.

Sales of parts, garments, and accessories in the 2004 fourth quarter grew to $30.8 million, up 13 percent from $27.2 million in the year-ago period. For the full fiscal year, sales of parts, garments and accessories increased 5 percent to $96.8 million, primarily due to increased sales of ATV-related parts and accessories.

Arctic Cat to Manufacture 650 cc ATV Engine

“In fiscal 2005, we will begin manufacturing our own engines for use in select Arctic Cat ATVs,” Twomey said. “This is a long-term strategic move that is designed to further strengthen our competitive position.”

Initially, the company plans to manufacture engines for its 650 4x4 Automatic ATV.  The new engine, called the 650 H1, has been designed and assembled by Arctic Cat in an effort to offer its customers more choices and better value. Arctic Cat’s first 650 ATV to include the H1 engine will become available late this year.

“This is an exciting first step in our new engine program that will provide long-term value to our entire ATV line,” Twomey said. “Moving forward, our intent is to build and continue to source the best engines that meet the requirements of our customers.”

Three years in the making, the 650 H1 engine was developed using the latest manufacturing technology. Arctic Cat employed a highly specialized team of professionals to design the engine, as part of the all-new ATV Engine Division within Arctic Cat. The 650 H1 engine will be built in a new, state-of-the art facility in Thief River Falls, Minn.

Outlook

Arctic Cat anticipates 2005 first-quarter net sales for the period ending June 30, 2004, will be in the range of $85 million to $95 million compared to $77.2 million for the same period last year. Net earnings for the first quarter are estimated between breakeven to a loss of 6 cents per diluted share versus earnings of 0 cents per diluted share in the prior-year quarter.

For the fiscal year ending March 31, 2005, Arctic Cat anticipates net sales will grow 4 to 8 percent and be in the range of $676 million to $700 million. Diluted earnings per share are estimated to be in the range of $1.46 to $1.51, an increase of 4 to 8 percent compared to the prior year.

“We expect to achieve continued growth in the year ahead, chiefly driven by further ATV market penetration,” Twomey said. “As a result, our ATV revenues will exceed our snowmobile revenues in fiscal 2005.”

Conference Call

Arctic Cat will host a conference call to discuss the fourth-quarter and full-year results at 10:30 a.m. CT (11:30 a.m. ET) on Thursday, May 13. To listen to the live Webcast or replay of this call via the Internet, go to the corporate portion of the company’s Web site at www.arcticcat.com, and click on the conference call icon. A telephone replay also will be available from approximately 12:30 p.m. CT on Thursday, May 13, until 6 p.m. CT on Thursday, May 20. To access the telephone replay, dial (800) 405-2236, conference ID #578135.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs) and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories.  Its common stock is traded on the Nasdaq National Market under the ticker symbol “ACAT.”  More information about Arctic Cat and its products is available on the Internet at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K and future filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales and pricing; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of engines from Suzuki; warranty expenses; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of insured amounts; environmental and product safety regulatory activity; effects of the weather; overall economic conditions; and consumer demand and confidence.

Editor’s Note:  Arctic Cat Inc. issued an announcement related to this release (ARCTIC CAT TO BUILD ITS FIRST ATV ENGINE) at approximately 7 a.m. Central Time that can be accessed from Business Wire.

Arctic Cat Inc.

Financial Highlights

(000s omitted, except per share amounts) (Unaudited)

	Three Months Ended March 31,
	2004	2003

Net Sales	$140,160	$111,370
Cost of Goods Sold	119,667	94,032

Gross Profit	20,493	17,338

Selling, General And Administrative Expenses	22,325	20,209

Operating Loss	(1,832)	(2,871)

Other Income:
Interest Income	303	374

Loss Before Income Taxes	(1,529)	(2,497)
Income Tax Benefit	(490)	(799)

Net Loss	$(1,039)	$(1,698)

Net Loss Per Share
Basic	$(0.05)	$(0.08)
Diluted	$(0.05)	$(0.08)

Weighted Average Shares Outstanding
Basic	21,011	22,066
Diluted	21,011	22,066

	Years Ended March 31,
	2004	2003
	Reported	Before Non- Recurring Items	Non- Recurring Items *	Reported

Net Sales	$649,617	$573,070	$4,000	$577,070
Cost of Goods Sold	510,445	448,266	—	448,266

Gross Profit	139,172	124,804	4,000	128,804

Selling, General And Administrative Expenses	95,511	83,161	1,000	84,161
Watercraft Exit Costs	—	—	(2,404)	(2,404)

Operating Profit	43,661	41,643	5,404	47,047

Other Income:
Interest Income	993	1,442	—	1,442

Earnings Before Income Taxes	44,654	43,085	5,404	48,489

Income Taxes	14,289	13,787	1,999	15,786

Net Earnings	30,365	29,298	3,405	32,703

Net Earnings Per Share
Basic	$1.42	$1.31	$0.15	$1.46
Diluted	$1.40	$1.30	$0.15	$1.45

Weighted Average Shares Outstanding
Basic	21,424	22,396	22,396	22,396
Diluted	21,730	22,615	22,615	22,615

*Net reduction of accrual related to September 1999 exit from the personal watercraft business.

Selected Balance Sheet Data:	3/31/2004	3/31/2003
Cash and Short-term Investments	$106,440	$91,295
Accounts Receivable, net	28,274	29,018
Inventories, net	61,127	71,723
Total Assets	285,562	278,291
Current Liabilities	83,048	78,327
Long-term Debt	0	0
Shareholders’ Equity	185,953	187,286

	Three Months Ended March 31,			Year Ended March 31,
Product Line Data:	2004	2003	Incr%	2004	2003	Incr%
Snowmobiles	$5,141	$1,490	245%	$258,434	$245,161	5%
All-terrain Vehicles	104,241	82,699	26%	294,425	235,878	25%
Parts, Garments & Accessories	30,778	27,181	13%	96,758	92,031	5%
Non-Recurring Items	—	—	—	—	$4,000	—
Total Net Sales	$140,160	$111,370	26%	$649,617	$577,070	13%

*Net reduction of accrual related to September 1999 exit from the personal watercraft business.

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